EXHIBIT 99.1

Arbutus Biopharma Announces Second Quarter 2015 Financial Results

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Aug. 5, 2015 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), today announced its second quarter 2015 unaudited financial results and provided a corporate update.

"We are very pleased with the considerable progress we have made in our business this quarter as we work to advance the development of our pipeline of HBV drug candidates, the largest portfolio in the industry" said Dr. Mark J. Murray, Arbutus' President and CEO. "We look forward to sharing new data on these programs as we proceed towards our goal of developing combination treatment regimens to improve the cure rate in HBV."

Recent Company Highlights

  Arbutus Biopharma Corporation recently changed its corporate name from Tekmira Pharmaceuticals Corporation. This name change marks the successful integration of Tekmira and OnCore and reflects the new company's commitment to delivering a cure for chronic HBV.
  The TKM-PLK1 Phase IIa clinical trial has been modified to study the effect of PLK1 on viral parameters in chronic HBV patients enrolled in the HCC trial. This is influenced by recent research that suggests PLK1 could have utility in treating HBV (Diab A. et al. Journal of Hepatology, April 2015).
  Arbutus announced the formation of a discrete, independently financed business unit to manage, develop and maximize the value of Arbutus' non-HBV assets.
  Arbutus announced the commitment to having at least four HBV product candidates advancing in clinical development in 1H16 and to filing three additional INDs for a cccDNA formation inhibitor, a core protein inhibitor (also known as capsid assembly inhibitor), and a surface antigen secretion inhibitor also in 2016.

Upcoming 2015 Pipeline Milestones

HBV Pipeline

  2H15: Results from SAD trial of TKM-HBV, formulation selection
  2H15: Initiate phase IIa, multi-dose efficacy study for TKM-HBV in chronic infected patients
  4Q15: File IND for OCB-030

Non-HBV Pipeline

  2H15: Results from TKM-PLK1 Phase IIa trial in GI-NET/ACC
  2H15: Results from TKM-PLK1 Phase IIa dose-escalation trial in HCC
  2H15: Update from phase II clinical efficacy trial of TKM-Ebola-Guinea

Financial Results

Cash, Cash Equivalents and Investments

As at June 30, 2015, Arbutus had an aggregate balance in cash and cash equivalents and long-term investments of $217.2 million, as compared to an aggregate of $112.2 million in cash and cash equivalents and short-term investments as at December 31, 2014. On March 25, 2015, Arbutus completed an underwritten public offering of 7,500,000 common shares, at a price of $20.25 per share, resulting in net proceeds of $142.2 million. The Company plans to use these proceeds to develop and advance its product candidates through clinical trials, as well as for working capital and general corporate purposes.

Non-GAAP Net Loss

The non-GAAP net loss for the three months and six months ended June 30, 2015 was $10.8 million ($0.20 loss per common share) and $21.6 million ($0.51 loss per common share), respectively. The non-GAAP net loss excludes non-cash compensation expense of $4.1 million for the three month period and $5.3 million for the six month period included in research, development, collaborations and contracts expenses and general and administrative expenses in connection to certain share repurchase provisions related to the merger with Arbutus Inc., described below.

Net loss

The net loss for Q2 2015 was $14.9 million ($0.27 per common share) as compared to a net loss of $6.1 million ($0.28 per common share) for Q2 2014. The net loss for the first half of 2015 was $26.9 million ($0.64 per common share) as compared to a net loss of $24.1 million ($1.15 per common share) for the first half of 2014.

Revenue

Revenue was $3.4 million for Q2 2015 as compared to $1.8 million for Q2 2014.

Under the DoD contract to develop TKM-Ebola, Arbutus is being reimbursed for costs incurred, including an allocation of overheads, and is being paid an incentive fee. For this contract, Arbutus recorded $1.8 million in revenue in Q2 2015 as compared to $0.9 million in Q2 2014. In Q2 2014, Arbutus incurred lower costs than usual as the Company was waiting for the FDA to provide a review of TKM-Ebola Phase I healthy volunteer clinical trial data. In July 2015, the Company announced that DoD Ebola contract activities have been suspended while a joint re-evaluation of the contract is conducted.

Under the Monsanto contract, Arbutus earns revenue from research and collaboration activities, as well as license fees related to Monsanto's use of the Company's delivery technology and related intellectual property in agriculture. In May 2015, Monsanto made a $1.05 million payment for research services under the arrangement. Arbutus recorded $1.1 million in aggregate Monsanto revenue in Q2 2015 as compared to $0.9 million in Q2 2014.

In November 2014, Arbutus entered into a collaboration with Dicerna for the use of its technology to develop, manufacture, and commercialize products related to the treatment of PH1. Arbutus recorded $0.4 million in revenue in respect of the Dicerna collaboration in Q2 2015.

Research, Development, Collaborations and Contracts Expenses

Research, development, collaborations and contracts expenses were $9.7 million in Q2 2015 as compared to $9.3 million in Q2 2014.

Arbutus increased research activities related to HBV assets in Q2 2015, following the merger with Arbutus Inc. (formerly OnCore BioPharma, Inc.). In addition, partner program activities increased as discussed in "Revenue" above.

General and Administrative

General and administrative expenses were $7.7 million in Q2 2015 as compared to $1.8 million in Q2 2014. The increase in general and administrative expenses was largely due to an increase in compensation expense with the growth in employee base to support the expanded portfolio of product candidates, and, in particular, a non-cash compensation expense related to share repurchase rights. As a result of the expiry of share repurchase rights included in the consideration paid for Arbutus Inc. (formerly OnCore), in Q2 2015, the Company recorded $4.1 million of incremental non-cash compensation expense. Of this amount, $3.0 million has been included as part of general and administration expense, and $1.1 million has been included as part of research and development, collaborations and contracts expenses.

Also, in Q2 2015, the Company incurred significant legal costs in relation to the May 2015 arbitration hearing against Alnylam.

Acquisition Costs

In the first half of 2015, Arbutus incurred $9.7 million in costs related to the merger with Arbutus Inc., which was completed on March 4, 2015.

Other Income (Losses)

In Q2 2015, Arbutus recorded a foreign exchange loss of $2.6 million with the depreciation in value of U.S. dollar funds from the prior period, as compared to a foreign exchange loss of $2.7 million in Q2 2014.

The aggregate decrease in fair value of the Company's common share purchase warrants was $2.0 million in Q2 2015 as compared to a decrease in the fair value of common share purchase warrants outstanding of $5.8 million in Q2 2014. The decreases are a result of decreases in the Company's share price from the previous reporting dates.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV, including suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence. Our portfolio of assets includes nine drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the relationship. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, "forward-looking statements"). Forward-looking statements in this press release include statements about accelerating the development of Arbutus' pipeline of 9 distinct drug candidates; sharing new data on the development programs; developing combination treatment regimens to improve the cure rate in HBV; PLK1's utility in treating HBV; forming a discrete, independently financed business unit to manage, develop, and maximize the value of Arbutus's non-HBV assets; the commitment to having at least four HBV product candidates advancing in clinical development in 1H16 and to filing three additional INDs for a cccDNA formation inhibitor, a core protein inhibitor, and a surface antigen secretion inhibitor also in 2016; obtaining results from SAD trial of TKM-HBV, formulation selection in 2H15; initiating phase IIa, multi-dose efficacy study for TKM-HBV in chronic infected patients in 2H15; filing IND for OCB-030 in 4Q15; obtaining results from TKM-PLK1 Phase IIa trial in GI-NET/ACC in 2H15; obtaining results from TKM-PLK1 Phase IIa dose-escalation trial in HCC in 2H15; updating from phase II clinical efficacy trial of TKM-Ebola-Guinea in 2H15; and a strategy to target the three pillars necessary to develop a curative regimen for HBV.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness preclinical and clinical trials, and the usefulness of the data; the continued demand for Arbutus' assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$ 207.2	$ 72.2
Short-term investments	--	40.0
Accounts receivable	6.3	1.9
Other current assets	2.2	2.3
Long-term investments	10.0	--
Property and equipment, net	2.0	1.8
Intangible assets	390.0	--
Goodwill	156.1	--
Total assets	$ 773.8	$ 118.2
Accounts payable and accrued liabilities	6.9	9.3
Total deferred revenue	13.7	15.8
Warrant liability	3.6	5.1
Contingent consideration	5.1	--
Deferred tax liability	156.0	--
Total stockholders' equity	588.5	88.0
Total liabilities and stockholders' equity	$ 773.8	$ 118.2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Total revenue	$ 3.4	$ 1.8	$ 8.1	$ 6.2
Operating expenses
Research, development, collaborations and contracts	9.7	9.3	20.2	17.5
General and administrative	7.7	1.8	10.4	3.8
Depreciation of property and equipment	0.1	0.1	0.3	0.3
Acquisition costs	0.3	--	9.6	--
Loss from operations	(14.4)	(9.4)	(32.4)	(15.4)
Other income (losses)	(0.5)	3.3	5.5	(8.7)
Net loss	$ (14.9)	$ (6.1)	$ (26.9)	$ (24.1)
Cumulative translation adjustment	3.2	3.8	(5.9)	(1.6)
Comprehensive loss	$ (11.7)	$ (2.3)	$ (32.8)	$ (22.5)

UNAUDITED GAAP TO NON-GAAP RECONCILIATION: NET LOSS AND NET LOSS PER SHARE
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
GAAP net loss	$ (14.9)	$ (6.1)	$ (26.9)	$ (24.1)
Adjustment:
Compensation expense of expiring repurchase provision rights	4.1	--	5.3	--
Non-GAAP net loss	$ (10.8)	$ (6.1)	$ (21.6)	$ (6.1)

GAAP net loss per common share	$ (0.27)	$ (0.28)	$ (0.64)	$ (1.15)
Non-GAAP net loss per common share	$ (0.20)	$ (0.28)	$ (0.51)	$ (1.15)

Use of Non-GAAP Financial Measures

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) on a basis consistent for all periods presented. In addition to the results reported in accordance with U.S. GAAP, the Company provides additional measures that are considered "non-GAAP" financial measures under applicable SEC rules. These non-GAAP financial measures should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company's ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the three and six months period ended June 30, 2015, the company's non-GAAP net loss and non-GAAP net loss per common share excludes the compensation expense related to the expiration of repurchase provision rights connected with certain common shares issued as part of total consideration for the acquisition of Arbutus Inc. (formerly OnCore BioPharma, Inc.). The Company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the Company's business. In addition, the Company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance.

CONTACT: Investors
         Adam Cutler
         Senior Vice President, Corporate Affairs
         Phone: 604.419.3200
         Email: acutler@arbutusbio.com

         Helia Baradarani
         Manager, Investor Relations
         Phone: 604-419-3200
         Email: hbaradarani@arbutusbio.com

         Media
         Please direct all media inquiries to: media@arbutusbio.com